Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Leases Idle Office Space at Corporate Headquarters

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – October 16, 2006. Onvia, a leading provider of comprehensive government sales intelligence to businesses seeking government procurement opportunities, announced that all of its idle office space in its current corporate headquarters building in Seattle, Washington has been leased to the Bill & Melinda Gates Foundation (“Gates Foundation”). Onvia entered into an amended lease with its current landlord, reducing Onvia’s lease obligation by approximately 49,000 square feet. Onvia will retain approximately 30,000 square feet of office space in the same building through April 30, 2010.

“Reducing our idle lease obligation is significant news for us, which will have a positive impact on our cash flow over the next three years,” stated Mike Pickett, Onvia’s Chairman, Chief Executive Officer, and President. Over the remaining lease term, Onvia’s cash flow will improve by approximately $2.7 million, which includes the impact of lease execution costs and tenant incentives that will be incurred through the first quarter of 2007.

In the interest of executing the lease and maximizing future cash flow, Onvia leased space to the Gates Foundation that was intended for future Onvia use, and not included in previous idle lease estimates. As a result, the future obligation on this additional space was accrued upon lease execution which reduced the amount of the anticipated lease accrual adjustment. The new lease amendment reduces the idle lease accrual by approximately $230,000, which results in a one-time increase in net income in the third quarter of 2006. The net adjustment represents the difference between Onvia’s original sublease estimates and the actual negotiated terms included in the amended lease.

About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. More than 14,300 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 71,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s future financial performance and profitability. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new products strategy; the new products fail to meet its expected capabilities; the new products fail to be as comprehensive as Onvia believes them to be; Onvia’s clients are dissatisfied with the new products; Onvia’s technology fails to handle the increased demands on its online network caused by the new product offerings; client adoption of new products is slower than expected; Onvia fails to increase annual contract value; competitors develop similar technologies and products; failure of the new consultative sales approach employed by Onvia’s sales force; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; and if Onvia fails to upgrade its existing client base into new and higher valued products.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2005 and Onvia’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2006.